UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2011

CALYPSO WIRELESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-08497	13-5671924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4801 Woodway Dr., Suite 300E, Houston, TX	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (305) 316-7850
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.    Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                      On December 23, 2011, Calypso Wireless Inc. (the “Company”) appointed Mr. Lance LaBauve to serve as the Company’s Chief Technology Officer and Executive Director to the Board of Directors. Mr. LaBauve’s employment as Chief Technology Officer and Directorship of the Company will began on January 3, 2012.

                      Mr. LaBauve shall receive deferred compensation for the CTO position until such time as the Company has sufficient funds to pay compensation to him.

Lance LaBauve Biographical Information:

Lance has 27 years of telecom industry experience, where he held multiple positions in R&D, software development, strategies planning, technology management, and product development, at CenturyLink, Qwest, Nortel Networks, Northern Telecom, and Bell Northern Research. As the FMC Architect at Qwest, Lance led a proof-of-concept trial of an integrated dual-mode cellular / WiFi handset and IMS core network using an FMC approach that supported seamless mobility and mid-call handoff, while leveraging a nationwide cellular network in an MVNO arrangement. As a Wireless Internet Core Network Evolution Senior Manager at Nortel, Lance led an advanced technology program design team that prototyped a mobility-enhanced IPv6, providing for both route optimization and address privacy. As a DMS-MTX software designer at BNR, Lance specialized in real-time cellular call processing, including handoff.

Lance joins Calypso from CenturyLink, where he managed the product development of Hosted VoIP and SIP Trunk products, targeting large enterprise and government agency market segments. He also managed the product development of a suite of unified communications products targeting small business customers. He has been a technical evaluator on multiple VoIP and IMS related RFP teams. He has three patents with another four pending, all in the telecom space. He graduated cum laude from Tulane with a BS in math with a computer science option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CALYPSO WIRELESS, INC.

DATED: December 23, 2011	By:	/s/ Cristian C. Turrini
Cristian C. Turrini
Chairman, CEO & President